1 0 0  Y E A R S   O F  H E A R T

2005 – 2006 SASKATCHEWAN
PROVINCIAL BUDGET

SUPPLEMENTARY ESTIMATES

SASKATCHEWAN

The Hon. Harry Van Mulligen
Minister of Finanace

Introduction

These Supplementary Estimates for the fiscal year ending March 31, 2005 represent funding provided by special warrants issued subsequent to the passage of the Main Appropriation Bill for 2004-05 and the passage of the Appropriation Bill pertaining to the Supplementary Estimates (November) for 2004-05 presented to the Legislative Assembly in the Fall Session.

Supplementary Estimates are prepared and presented to the Legislative Assembly pursuant to section 14 of The Financial Administration Act, 1993.

The Financial Administration Act, 1993:

“14(1)   The Lieutenant Governor in Council may order a special warrant to be prepared for the signature of the Lieutenant Governor authorizing an expense in the amount estimated by the minister to be required where:

(a) the Legislature is not in session and a matter arises for which an expense is not foreseen or provided for, or is insufficiently provided for;

(b) the member of the Executive Council responsible for the matter reports to the Lieutenant Governor in Council that there is no appropriation for the expense or that the appropriation is exhausted or insufficient and that the expense is urgently and immediately required for the public good; and

(c) the minister recommends to the Lieutenant Governor in Council that a special warrant be issued.

(2)  For the purposes of subsection (1), the Legislature is not in session where it:

(a) is prorogued or dissolved; or

(b) is adjourned for an indefinite period or to a day more than seven days after the Lieutenant Governor in Council made the order directing the preparation of the special warrant.

(3)  Where a special warrant is issued pursuant to this section:

(a) it is deemed to be an appropriation for the fiscal year in which it is issued; and

(b) the amount appropriated by the special warrant shall be submitted to the Legislative Assembly as part of the next Appropriation Act that is not an Act for interim supply.”

The Supplementary Estimates are presented in a format that is consistent with that provided in the 2004-05 Estimates.

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GENERAL REVENUE FUND
SUPPLEMENTARY ESTIMATES

For the Fiscal Year Ending March 31, 2005

$000s
Budgetary Expenditure
Executive Branch of Government
Agriculture, Food and Rural Revitalization - Vote 1
Farm Stability and Adaptation (AG08)
Canadian Agricultural Income Stabilization Program	101,200
Funding was required to provide for the full Provincial share of additional funding requirements of the Canadian Agricultural Income Stabilization Program for the 2003 program year.
101,200

Culture, Youth and Recreation - Vote 27
Culture (CR03)
Culture Operations Support	100
Centennial Operations Support	180
Film Employment Tax Credit	4,800
Recreation (CR09)
Recreation Operations Support	1,080
Heritage (CR07)
Royal Saskatchewan Museum	130
     Funding was required to provide for: preparation of bids for the Province to host future cultural events; the purchase of      promotional merchandise for Saskatchewan's Centennial celebration; increased support under the Film Employment      Tax Credit program; support to the 2005 Jeux du Canada Games; and, systems costs to improve access to provincial      heritage collections held in trust by the Royal Saskatchewan Museum.

6,290

Executive Council - Vote 10
Administration (EX01)
Administration	105
Communications Coordination and Media Services (EX03)
Communications Coordination and Media Services	200
Funding was required to accommodate the mid-year re-organization of the Communications Division and the Chief of Staff to the Premier's Office.
305

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Supplementary Estimates

Continued

$000s
Finance - Vote 18
Pensions and Benefits (FI09)
Employees' Benefits - Employer's Contribution	4,500
Funding was required to provide for increased employee benefit costs.
4,500
Health - Vote 32
Regional Health Services (HE03)
Regional Targeted Programs and Services	9,000
     Funding was required to provide for payment of an outstanding obligation to the Workers' Compensation Board arising      from the Board's termination of an operating agreement with the Wascana Rehabilitation Centre.

9,000
Highways and Transportation - Vote 16
Operation of Transportation System (HI10)
Winter Maintenance	6,000
Funding was required to provide for additional winter maintenance of provincial highways due to a higher than anticipated number of winter storms.
6,000
Industry and Resources - Vote 23
Administration (IR01)
Administration	300
Investment Programs (IR07)
Economic Partnership Agreements	2,200
Strategic Investment Fund	2,009
     Funding was required to provide for projects approved under the federal-provincial Western Economic Partnership      Agreement; commitments to support economic and research development activities in the province; a grant to      Saskatchewan Roughriders Football Club Inc. to pay down their outstanding loan to the Province; and, for other      unanticipated expenditures.

4,509

3

Supplementary Estimates

Continued

$000s
Justice - Vote 3
Legal Services (JU04)
Public Prosecutions	700
Boards and Commissions (JU08)
Inquiries	700
     Funding was required to provide for the settlement of civil legal actions and associated costs for outside legal counsel      and for additional costs of the inquiry into the wrongful conviction of David Milgaard.

1,400
Learning - Vote 5
Post-Secondary Education (LR11)
Post-Secondary Capital Transfers	13,500
Funding was required to provide for additional capital projects for the University of Saskatchewan and for the University of Regina.
13,500
Saskatchewan Property Management Corporation - Vote 53
Asset Renewal (SP02)
Asset Renewal	7,000
Funding was required to provide for vehicle acquisitions.
7,000
Summary
Budgetary Expenditure - To Be Voted	153,704

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